EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF $2.16 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 86¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 5, 2021--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2021 the Company reported net sales of $184.4 million and diluted earnings of $2.16 per share, compared with net sales of $123.6 million and diluted earnings of 87¢ per share in the first quarter of 2020.

The Company also announced today that its Board of Directors declared a dividend of 86¢ per share for the first quarter for stockholders of record as of May 17, 2021, payable on May 28, 2021. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the first quarter of 2021, “Strengthening our workforce and realizing operational efficiencies resulted in an outstanding quarter. I could not be more proud of how well our folks rose to the challenges posed by the COVID-19 pandemic and capitalized on the opportunities presented by the historic surge in demand during the past year. But we did not allow the frenetic pace of our business to distract us from our long-term goal of driving shareholder value. Our focus on our new product development initiatives remained steadfast. Consequently, in March we introduced the Ruger Max-9, a versatile 9mm pistol that has been met with tremendous excitement. We look forward to additional exciting product launches in 2021, including the return of Marlin lever action rifles, which we plan to begin shipping in the fourth quarter.”

Mr. Killoy made the following observations related to the Company’s first quarter 2021 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 9% in the first quarter of 2021 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 13%. This growth is attributable to increased consumer demand for firearms in the first quarter of 2021 and has likely been constrained due to limited available inventory in the distribution channel.

•	Sales of new products, including the Wrangler, the Ruger-57, the LCP II in .22 LR, the PC Charger, and the Max-9 pistol, represented $34.8 million or 21% of firearm sales in the first quarter of 2021. New product sales include only major new products that were introduced in the past two years.

•	During the first quarter of 2021, the Company’s finished goods inventory and distributor inventories of the Company’s products increased slightly. However, in the aggregate, total Company and distributor inventories decreased 153,000 units from the end of the first quarter of 2020.

•	Cash provided by operations during the first quarter of 2021 was $27.8 million. At April 3, 2021, our cash and short-term investments totaled $146.1 million. Our current ratio is 3.5 to 1 and we have no debt.

•	In the first quarter of 2021, capital expenditures totaled $5.5 million. We expect our 2021 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first quarter of 2021, the Company returned $12.5 million to its shareholders through the payment of dividends.

•	At April 3, 2021, stockholders’ equity was $288.5 million, which equates to a book value of $16.41 per share, of which $8.31 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2021. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 6, 2021, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 2584342.

The Company will host a virtual Annual Meeting of Shareholders at 9 a.m. ET on Wednesday, May 12. The virtual meeting is open to shareholders as well as anyone interested in the Company. The login information is available at www.virtualshareholdermeeting.com/RGR2021.

The Quarterly Report on Form 10-Q for the first quarter of 2021 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the first quarter of 2021 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	April 3, 2021	December 31, 2020

Assets

Current Assets
Cash	$24,137	$20,147
Short-term investments	121,997	121,007
Trade receivables, net	73,165	57,876

Gross inventories	80,215	80,487
Less LIFO reserve	(48,465)	(48,016)
Less excess and obsolescence reserve	(2,996)	(3,394)
Net inventories	28,754	29,077

Prepaid expenses and other current assets	4,195	6,266
Total Current Assets	252,248	234,373

Property, plant and equipment	399,176	393,843
Less allowances for depreciation	(330,356)	(323,110)
Net property, plant and equipment	68,820	70,733

Deferred income taxes	—	1,530
Other assets	43,061	41,622
Total Assets	$364,129	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	April 3, 2021	December 31, 2020

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$34,934	$37,078
Contract liabilities with customers	—	84
Product liability	944	1,052
Employee compensation and benefits	21,287	37,275
Workers’ compensation	6,620	6,272
Income taxes payable	9,260	—
Total Current Liabilities	73,045	81,761

Product liability accrual	74	74
Lease liability	1,654	1,724
Deferred income taxes	876	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2021 – 24,293,493 issued, 17,583,595 outstanding 2020 – 24,205,749 issued, 17,495,851 outstanding	24,293	24,206
Additional paid-in capital	41,961	43,468
Retained earnings	367,816	342,615
Less: Treasury stock – at cost 2021 – 6,709,898 shares 2020 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	288,480	264,699
Total Liabilities and Stockholders’ Equity	$364,129	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	April 3, 2021	March 28, 2020

Net firearms sales	$183,603	$122,765
Net castings sales	774	874
Total net sales	184,377	123,639

Cost of products sold	111,811	87,630

Gross profit	72,566	36,009

Operating expenses:
Selling	8,088	7,636
General and administrative	12,522	8,210
Total operating expenses	20,610	15,846

Operating income	51,956	20,163

Other income:
Interest income	8	566
Interest expense	(25)	(25)
Other income, net	451	107
Total other income, net	434	648

Income before income taxes	52,390	20,811

Income taxes	14,198	5,473

Net income and comprehensive income	$38,192	$15,338

Basic earnings per share	$2.18	$0.88

Diluted earnings per share	$2.16	$0.87
Weighted average number of common shares outstanding - Basic	17,559,624	17,461,524
Weighted average number of common shares outstanding - Diluted	17,718,481	17,719,418

Cash dividends per share	$0.71	$0.18

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	April 3, 2021	March 28, 2020

Operating Activities
Net income	$38,192	$15,338
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,501	7,214
Stock-based compensation	3,381	1,354
(Gain) loss on sale of assets	(11)	—
Deferred income taxes	2,406	1,530
Changes in operating assets and liabilities:
Trade receivables	(15,289)	(3,196)
Inventories	323	10,012
Trade accounts payable and accrued expenses	(1,836)	(266)
Contract liability to customers	(84)	(1,060)
Employee compensation and benefits	(16,495)	127
Product liability	(108)	(58)
Prepaid expenses, other assets and other liabilities	530	(2,384)
Income taxes payable	9,260	2,460
Cash provided by operating activities	27,770	31,071

Investing Activities
Property, plant and equipment additions	(5,516)	(4,094)
Proceeds from sale of assets	11	—
Purchases of short-term investments	(146,992)	(89,535)
Proceeds from maturities of short-term investments	146,002	69,448
Cash used for investing activities	(6,495)	(24,181)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(4,801)	(1,297)
Dividends paid	(12,484)	(3,034)
Cash used for financing activities	(17,285)	(4,331)

Increase in cash and cash equivalents	3,990	2,559

Cash and cash equivalents at beginning of period	20,147	35,420

Cash and cash equivalents at end of period	$24,137	$37,979

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

EBITDA was $59.9 million for the three months ended April 3, 2021, an increase of 118.0% from $27.5 million in the comparable prior year period.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	April 3, 2021	March 28, 2020

Net income	$38,192	$15,338

Income tax expense	14,198	5,473
Depreciation and amortization expense	7,501	7,214
Interest income	(8)	(566)
Interest expense	25	25
EBITDA	$59,908	$27,484